EXHIBIT 99.1
SYSCO                                                             [COMPANY LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation
1390 Enclave Parkway                                                NEWS RELEASE
Houston, Texas 77077-2099
(281) 584-1390                                     FOR MORE INFORMATION
                                                   CONTACT: John M. Palizza
                                                            Assistant Treasurer
                                                            (281) 584-1308


               SYSCO'S SECOND QUARTER DILUTED EPS INCREASE 21.4%,
                             NET EARNINGS RISE 20.3%

     HOUSTON, JANUARY 26, 2004 -- SYSCO Corporation (NYSE: SYY), North America's leading foodservice marketer and distributor, today announced results for the second quarter of its fiscal year 2004.

SECOND QUARTER HIGHLIGHTS:
-------------------------
o Diluted earnings per share rose 21.4% to $0.34 compared to $0.28 in the same period last year
o Net earnings climbed 20.3% to $222.0 million vs. $184.6 million in last year's second quarter
o Sales increased 10.8% to $7.0 billion vs. $6.3 billion in last year's second quarter
o Operating expenses as a percent to sales improved to 14.17% compared to last year's 14.76%

     Richard J. Schnieders, SYSCO's chairman and chief executive officer, said, "The solid sales and strong net earnings performance during the quarter was a direct result of our 47,400 associates and their daily commitment to helping our customers succeed. Our strategies, skills and products allowed us to increase market share and record a sales growth rate of 10.8 percent."

     Sales from acquisitions contributed 0.8 percentage points to the second quarter sales increase compared to 6.8 percentage points in last year's second fiscal quarter.

     Mr. Schnieders noted that SYSCO's internally measured food cost inflation for the quarter was 7.3 percent primarily due to price increases in the meat, dairy, and poultry categories. This compares to 0.9 percent food cost deflation during the prior year's second fiscal quarter.

     "This marked our third consecutive quarter of increasing food costs," Mr. Schnieders noted, "and we experienced food cost deflation for three consecutive quarters prior to that. I am optimistic that the inflationary spike will be tempered somewhat as we go forward, and that food cost trends will return to more stable levels.

     "For the fifth consecutive quarter we leveraged operating expenses as a percent to sales to generate increased operating income," Mr. Schnieders continued. "Our operating expenses as a percent to sales declined 59 basis points in the second quarter primarily as a result of the knowledge and other benefits that our technology systems continue to provide and our efforts to share best business practices at all 145 SYSCO distribution facilities. In addition, our fixed costs during the quarter were not impacted by inflation, which also contributed to our reduced operating expenses as a percent to sales.

     "That excellent expense control more than offset a 28 basis point decline in our gross margins during the quarter, which was expected and can be principally attributed to two factors. The first was a change in our customer mix - specifically the growth of multi-unit business during the second quarter. In addition, gross margins were impacted by the inflation effects of the increased sales of our meat products during the quarter."

     Mr. Schnieders added that sales at The SYGMA Network, Inc., the company's chain restaurant distribution specialist, increased 21.6 percent in the second quarter to $863.5 million. SYSCO's other specialty operations, including custom-cut meat, produce, hotel supply and Asian foodservice, combined for sales of $571.9 million, a 20.2% gain over the prior year's second fiscal quarter.

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


     Thomas E. Lankford, SYSCO's president and chief operating officer, added, "Our operating companies continued to record significant gains in key productivity performance metrics during the second quarter. These results, in areas including pieces per stop, lines per stop, pieces per error and overtime costs, contributed to our strong earnings gains in the quarter and also were beneficial in the expense control efforts. We firmly believe that our people and our systems are the best in the industry and together they continue to enhance shareholder value.

     "With the recent implementation of the new business development manager position, our operating companies have done a great job of cultivating new customer relationships with foodservice operators that have good potential for future profitability," Mr. Lankford continued. He also noted that sales, profitability and expense reduction efforts all were positively impacted as operating companies continued to work with unprofitable customers to develop strategies to bring them to profitability, adding that in certain cases, this effort resulted in SYSCO exiting some accounts.

     Mr. Lankford also commented on the Company's internal growth efforts, including an announcement that a fold-out distribution facility would be constructed in Post Falls, Idaho that is expected to be operational in 2005 and previously announced fold-out companies in Fargo, North Dakota and Oxnard, California, are progressing according to plan.

     "Strategic investment in our business remains a fundamental component to our internal and external growth initiatives," continued Mr. Lankford. "Accordingly, capital expenditures for the second quarter totaled $145.6 million, or a six month total of $248.7 million, and we continue to project capital expenditures of approximately $490 million for the fiscal year. SYSCO's National Supply Chain project progressed according to plan during the quarter and to date $154.3 million has been expended on the project since it began in fiscal 2002." Mr. Lankford also added that second quarter expenditures for the Northeast Redistribution Center, which is expected to begin operations in the fall of 2004, were $41.7 million, $33.3 million of which was capitalized.

     "Our performance in the second quarter provided further proof that our growth strategies are fundamentally sound and successful," concluded Mr. Lankford. "We believe that SYSCO continues to grow sales and earnings at a rate above the industry average and we remain confident that we will continue to increase our market share from its current 13 percent level."

     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to approximately 420,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. The company generated sales of $27.5 billion for calendar year 2003. SYSCO's operations are located throughout the United States and Canada and include broadline companies, specialty produce and custom-cut meat operations, Asian foodservice and hotel supply operations and SYGMA, the company's chain restaurant distribution subsidiary. For more information about SYSCO visit the company's Internet home page at www.sysco.com. As previously announced, SYSCO's second quarter 2004 earnings conference call will be held at 10:00 a.m. eastern time on Monday, January 26, 2004. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com under Investor Relations.

Forward-Looking Statements

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to continue to profitably grow its business, improve its operational efficiencies and performance and gain market share, as well as statements regarding inflationary trends, capital expenditures and the expected timing, cost and benefits of fold-outs, its national supply chain project and northeast redistribution center. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management's allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 as filed with the Securities and Exchange Commission.

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


                                SYSCO CORPORATION
                 CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
                      (In Thousands Except for Share Data)


                                                                        FOR THE 13-WEEK PERIOD ENDED
                                                           --------------------------------------------------------
                                                               DECEMBER 27, 2003                 DECEMBER 28, 2002
                                                           ----------------------              --------------------
Sales                                                                 $7,036,520                      $6,348,797
Costs and expenses
    Cost of sales                                                      5,669,399                       5,097,716
    Operating expenses                                                   996,853                         937,290
    Interest expense                                                      16,376                          17,503
    Other, net                                                            (7,052)                         (2,606)
                                                           ----------------------              --------------------
Total costs and expenses                                               6,675,576                       6,049,903
                                                           ----------------------              --------------------
Earnings before income taxes                                             360,944                         298,894
Income taxes                                                             138,963                         114,327
                                                           ----------------------              --------------------

Net earnings                                                          $  221,981                      $  184,567
                                                           ======================              ====================
Basic earnings per share                                              $     0.34                      $     0.28
                                                           ======================              ====================
Diluted earnings per share                                            $     0.34                      $     0.28
                                                           ======================              ====================
Average shares outstanding                                           644,723,466                     652,030,164
                                                           ======================              ====================
Diluted average shares outstanding                                   661,632,986                     664,083,274
                                                           ======================              ====================
-------------------------------------------------------------------------------------------------------------------
Comparative segment sales data for the second quarter of fiscal years 2004 and 2003 are summarized below.
($000)                                                              FOR THE 13-WEEK PERIOD ENDED
                                                           --------------------------------------------------------
                                                               DECEMBER 27, 2003                 DECEMBER 28, 2002
                                                           ----------------------              --------------------
SALES
    Broadline                                                         $5,681,387                      $5,227,677
    SYGMA                                                                863,539                         710,334
    Other                                                                571,873                         475,654
    Intersegment Sales                                                   (80,279)                        (64,868)
                                                           ----------------------              --------------------
Total Sales                                                           $7,036,520                      $6,348,797
                                                           ======================              ====================
-------------------------------------------------------------------------------------------------------------------

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


                                SYSCO CORPORATION
                 CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
                      (In Thousands Except for Share Data)


                                                                        FOR THE 26-WEEK PERIOD ENDED
                                                           --------------------------------------------------------
                                                               DECEMBER 27, 2003               DECEMBER 28, 2002
                                                           ----------------------              --------------------
Sales                                                                $14,170,801                     $12,773,219
Costs and expenses
    Cost of sales                                                     11,423,166                      10,252,420
    Operating expenses                                                 2,021,189                       1,897,925
    Interest expense                                                      35,007                          34,331
    Other, net                                                            (9,035)                         (6,018)
                                                           ----------------------              --------------------
Total costs and expenses                                              13,470,327                      12,178,658
                                                           ----------------------              --------------------
Earnings before income taxes                                             700,474                         594,561
Income taxes                                                             269,682                         227,420
                                                           ----------------------              --------------------

Net earnings                                                         $   430,792                     $   367,141
                                                           ======================              ====================
Basic earnings per share                                             $      0.67                     $      0.56
                                                           ======================              ====================
Diluted earnings per share                                           $      0.65                     $      0.55
                                                           ======================              ====================
Average shares outstanding                                           645,301,941                     653,240,266
                                                           ======================              ====================
Diluted average shares outstanding                                   660,127,514                     664,304,371
                                                           ======================              ====================
-------------------------------------------------------------------------------------------------------------------
Comparative segment sales data for the first half of fiscal years 2004 and 2003 are summarized below.
($000)                                                              FOR THE 26-WEEK PERIOD ENDED
                                                           --------------------------------------------------------
                                                               DECEMBER 27, 2003               DECEMBER 28, 2002
                                                           ----------------------              --------------------
SALES
    Broadline                                                        $11,508,476                     $10,548,934
    SYGMA                                                              1,688,102                       1,419,918
    Other                                                              1,133,333                         927,004
    Intersegment Sales                                                  (159,110)                       (122,637)
                                                           ----------------------              --------------------
Total Sales                                                          $14,170,801                     $12,773,219
                                                           ======================              ====================
-------------------------------------------------------------------------------------------------------------------

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


                                SYSCO CORPORATION
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (In Thousands)

                                                                       December 27, 2003          December 28, 2002
                                                                       -----------------          -----------------
ASSETS
Current assets
   Cash                                                                    $    232,595               $  128,574
   Receivables                                                                2,086,107                1,878,315
   Inventories                                                                1,359,886                1,270,604
   Prepaid expenses                                                              60,201                   63,286
                                                                       -----------------          -----------------
     Total current assets                                                     3,738,789                3,340,779

Plant and equipment at cost, less depreciation                                2,029,718                1,804,691

Other assets
   Goodwill and intangibles                                                   1,166,336                1,055,271
   Restricted cash                                                              170,877                   84,056
   Other                                                                        199,857                  199,190
                                                                       -----------------          -----------------
      Total other assets                                                      1,537,070                1,338,517
                                                                       -----------------          -----------------
Total assets                                                               $  7,305,577               $6,483,987
                                                                       =================          =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Notes payable                                                           $    124,609               $   64,612
   Accounts payable                                                           1,645,948                1,408,475
   Accrued expenses                                                             589,394                  571,291
   Accrued income taxes                                                         172,420                   25,462
   Deferred taxes                                                               190,175                  158,719
   Current maturities of long-term debt                                          12,322                   22,341
                                                                       -----------------          -----------------
     Total current liabilities                                                2,734,868                2,250,900

Other liabilities
   Long-term debt                                                             1,395,981                1,394,647
   Deferred taxes                                                               524,989                  461,312
   Other long-term liabilities                                                  283,915                  176,012
                                                                       -----------------          -----------------
     Total other liabilities                                                  2,204,885                2,031,971

Contingencies
Shareholders' equity
   Preferred stock                                                                    -                        -
   Common stock, par $l per share                                               765,175                  765,175
   Paid-in capital                                                              290,744                  240,170
   Retained earnings                                                          3,649,583                3,105,487
   Other comprehensive loss                                                    (142,027)                 (65,435)
   Treasury stock                                                            (2,197,651)              (1,844,281)
                                                                       -----------------          -----------------
   Total shareholders' equity                                                 2,365,824                2,201,116
                                                                       -----------------          -----------------

Total liabilities and shareholders' equity                                 $  7,305,577               $6,483,987
                                                                       =================          =================

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


                                SYSCO CORPORATION
                       CONSOLIDATED CASH FLOWS (Unaudited)
                                 (In Thousands)

                                                                              For the 26-Week Period Ended
                                                                        --------------------------------------------
                                                                        December 27, 2003          December 28, 2002
                                                                        -----------------          -----------------
Cash flows from operating activities:
  Net earnings                                                                  $ 430,792                 $ 367,141
  Add non-cash items:
      Depreciation and amortization                                               138,679                   133,437
      Deferred tax provision                                                      265,053                   213,488
      Provision for bad debts                                                      14,895                    15,908
  Additional  investment in certain assets and  liabilities,  net of effect of businesses acquired:
      (Increase) in receivables                                                   (73,428)                  (98,222)
      (Increase) in inventories                                                  (120,215)                 (130,767)
      (Increase) in prepaid expenses                                               (7,755)                  (21,251)
      Increase in accounts payable                                                  3,905                    38,411
      (Decrease) in accrued expenses and other
         long-term liabilities                                                    (75,854)                  (42,346)
      (Decrease) in accrued income taxes                                         (186,649)                  (12,091)
      (Increase) in other assets                                                  (24,644)                   (7,171)
                                                                        -----------------          -----------------
    Net cash provided by operating activities                                     364,779                   456,537
                                                                        -----------------          -----------------
Cash flows from investing activities:
  Additions to plant and equipment                                               (248,697)                 (217,799)
  Proceeds from sales of plant and equipment                                        9,815                     7,976
  Acquisition of businesses, net of cash acquired                                 (33,703)                 (168,244)
  Increase in restricted cash balances                                            (90,000)                  (52,056)
                                                                        -----------------          -----------------
    Net cash used for investing activities                                       (362,585)                 (430,123)
                                                                        -----------------          -----------------
Cash flows from financing activities:
  Bank and commercial paper borrowings                                            182,739                   208,102
  Other debt repayments                                                           (12,964)                   (5,255)
  Common stock reissued from treasury                                              86,337                    62,650
  Treasury stock purchases                                                       (218,149)                 (243,381)
  Dividends paid                                                                 (142,501)                 (118,395)
                                                                        -----------------          -----------------
    Net cash used for financing activities                                       (104,538)                  (96,279)
                                                                        -----------------          -----------------
Effect of exchange rate changes on cash                                            (2,508)                        -
                                                                        -----------------          -----------------
Net decrease in cash                                                             (104,852)                  (69,865)
Cash at beginning of period                                                       337,447                   198,439
                                                                        -----------------          -----------------
Cash at end of period                                                           $ 232,595                 $ 128,574
                                                                        =================          =================
Cash paid during the period for:
  Interest                                                                      $  36,598                 $  34,492
  Income taxes                                                                  $ 190,761                 $  29,120

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


        COMPARATIVE SUPPLEMENTAL STATISTICAL INFORMATION RELATED TO SALES

Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data for the second quarter of fiscal years 2004 and 2003 is summarized below.


                                                                              FOR THE 13-WEEK PERIOD ENDED
                                                                        --------------------------------------------
                                                                         DECEMBER 27, 2003        DECEMBER 28, 2002
                                                                        ------------------        ------------------

SYSCO Brand Sales as a % of MA-Served Sales                                       57.2%                       56.8%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales in the U.S.                                        49.0%                       49.0%
MA-Served Sales as a % of Total Traditional
   Broadline Sales in the U.S.                                                    53.6%                       53.8%
--------------------------------------------------------------------------------------------------------------------

Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data for the first half of fiscal years 2004 and 2003 is summarized below.

                                                                              FOR THE 26-WEEK PERIOD ENDED
                                                                        --------------------------------------------
                                                                         DECEMBER 27, 2003        DECEMBER 28, 2002
                                                                        ------------------        ------------------
SYSCO Brand Sales as a % of MA-Served Sales                                       57.1%                       56.8%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales in the U.S.                                        49.0%                       49.0%
MA-Served Sales as a % of Total Traditional
   Broadline Sales in the U.S.                                                    54.8%                       55.1%
--------------------------------------------------------------------------------------------------------------------


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